Exhibit 99.2

Consent of Marc Faber

Sunshine Silver Mines Corporation has filed or will file a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of Sunshine Silver Mines Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Sunshine Silver Mines Corporation in the Registration Statement, as may be amended from time to time, and any registration statement filed pursuant to Rule 462(b) under the Securities Act. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto, and any registration statement filed pursuant to Rule 462(b) under the Securities Act.

Dated: July 7, 2011	/s/ Marc Faber
Marc Faber